PETROTEQ PROVIDES UPDATE ON RECENT DISCUSSIONS WITH VISTON UNITED SWISS AG

SHERMAN OAKS, CA / June 10, 2022 / Petroteq Energy Inc. ("Petroteq" or the "Company") (TSXV:PQE; OTC PINK:PQEFF; FSE:PQCF), an oil company focused on the development and implementation of its proprietary oil sands extraction and remediation technologies, is pleased to provide an update on recent discussions with Viston United Swiss AG ("Viston"), the parent company of 2869889 Ontario Inc. (the "Offeror"), which has tendered an offer to purchase all of the issued and outstanding common shares (the "Common Shares") of Petroteq (the "Viston Offer").  Viston approached Petroteq to seek further information on Petroteq's recent announcements/filings regarding an upcoming meeting of shareholders to be held on July 21, 2022 (the "Meeting"), the trading reinstatement of the Common Shares on the TSX Venture Exchange on May 27, 2022 (and associated  institution of the Regulatory Oversight and Advisory Committee ("ROC") and the search for, and appointment of, a new Chief Executive Officer (the "CEO search"), as announced on May 24, 2022) and the private placement of units announced on June 2, 2022 for gross proceeds of up to US$2.5 million (the "Private Placement"), among other things.

Petroteq has confirmed to Viston the following:

  Petroteq's continued support for the Viston Offer and recommendation to Petroteq shareholders to tender their Common Shares to the Viston Offer.

  The Common Shares held by management and the board of directors of Petroteq remain tendered to the Viston Offer.

  Petroteq has no plans or intentions to engage in any defensive or other tactics that could prejudice the Viston Offer and in particular satisfaction of the conditions to the Viston Offer without the consent of Viston (for example, (i) the adoption, establishment or entering into of any new, or material amendment to any existing, employment, change in control, severance, compensation, benefit or similar agreement, arrangement or plan with or for one or more Petroteq employees, consultants or directors or the making of grants or awards to provide for increased benefits to such persons, except in connection with the aforementioned CEO Search as required by the TSX Venture Exchange, (ii) adopting or implementing a shareholder rights plan, or (iii) implementing a change in capital structure of Petroteq, including issuance of any Common Shares or securities convertible into Common Shares, etc., except in connection with the Private Placement as further discussed below).

  In connection with the upcoming Meeting, Petroteq intends to consult with Viston on the business of the meeting, including the election of directors and any special business to ensure that such matters will not prejudice the Viston Offer, including completion of the Viston Offer and related transition planning.

  Petroteq will consult with and involve Viston in the CEO Search.

  While Petroteq is in need of cash for operational matters and hence the Private Placement is necessary at this time, going forward if Petroteq requires additional financing it intends to contact Viston first and give Viston the opportunity to provide any such financing.

In reliance on the foregoing, Viston has indicated to Petroteq that it intends to:

  Vary one of the conditions contained in the Viston Offer, being the No Change in Capital Condition (as such term is defined in the First Notice of Variation and Extension dated February 1, 2022, a copy of which is available under Petroteq's SEDAR profile at www.sedar.com). The Viston Offer provides that the Offeror will have the right to withdraw the Viston Offer and not take up or pay for any Common Shares deposited thereunder, unless a number of additional conditions are satisfied or waived by the Offeror, including that the Offeror shall have determined, in its reasonable judgment, that neither Petroteq nor any of its subsidiaries has taken any action, agreed to take any action, disclosed that it intends to take any action or disclosed any previously undisclosed action taken by any of them, that might make it inadvisable for the Offeror to proceed with the Offer, to take up and pay for Common Shares deposited under the Viston Offer or complete any compulsory acquisition or subsequent acquisition transaction including, without limitation that the number of issued and outstanding Common Shares on a fully-diluted basis at the expiry time of the Viston Offer shall not exceed 795,000,000 issued and outstanding Common Shares on a fully-diluted basis.  Viston has indicated that it intends to increase the threshold under the No Change in Capital Condition to 811,000,000 issued and outstanding Common Shares on a fully-diluted basis to accommodate the Private Placement.
  Extend the expiry date for the Offer as contemplated in Viston's press release of May 24, 2022.

Petroteq's management will provide Petroteq shareholders with updates on further discussions with Viston.

Viston has reviewed and approved the content and issuance of this release by Petroteq.

About Petroteq Energy Inc.

Petroteq is a clean technology company focused on the development, implementation, and licensing of a patented, environmentally safe, and sustainable technology for the extraction and reclamation of heavy oil and bitumen from oil sands and mineable oil deposits. The versatile technology can be applied to both water-wet deposits and oil-wet deposits - outputting high-quality oil and clean sand.

Petroteq believes that its technology can produce a relatively sweet heavy crude oil from deposits of oil sands at Asphalt Ridge, Utah without requiring the use of water, and therefore without generating wastewater which would otherwise require the use of other treatment or disposal facilities which could be harmful to the environment. Petroteq's process is intended to be a more environmentally friendly extraction technology that leaves clean residual sand that can be sold or returned to the environment, without the use of tailings ponds or further remediation.

For more information, visit www.Petroteq.energy.

Forward-Looking Statements

Certain statements contained in this press release contain forward-looking statements within the meaning of the U.S. and Canadian securities laws. Words such as "may," "would," "could," "should," "potential," "will," "seek," "intend," "plan," "anticipate," "believe," "estimate," "expect" and similar expressions as they relate to the Company are intended to identify forward-looking information, including statements with respect to the matters to be put forward at the Meeting and the approval thereof, the success and results of the CEO Search, Petroteq's continued support of the Viston Offer, that the Common Shares tendered by Petroteq's management and board of directors in favour of the Viston Offer will remain tendered, whether Petroteq will engage in defensive tactics in respect of the Viston Offer, the likelihood of completion of the Private Placement on terms previously announced or at all, whether Viston will amend the No Change in Capital Condition, whether Viston will extend the expiry date of the Viston Offer, whether Petroteq will consult with Viston on the matters discussed in this press release. Readers are cautioned that there is no certainty that it will be commercially viable to produce any portion of the resources. All statements other than statements of historical fact may be forward-looking information. Such statements reflect the Company's current views and intentions with respect to future events, based on information available to the Company, and are subject to certain risks, uncertainties and assumptions, including, without limitation, the Exchange concluding its reinstatement review to ensure the Company has satisfactorily complied with Exchange requirements. While forward-looking statements are based on data, assumptions and analyses that the Company believes are reasonable under the circumstances, whether actual results, performance or developments will meet the Company's expectations and predictions depends on a number of risks and uncertainties that could cause the actual results, performance and financial condition of the Company to differ materially from its expectations. Certain of the "risk factors" that could cause actual results to differ materially from the Company's forward-looking statements in this press release include, without limitation: uncertainties regarding the Viston Offer; risks related to the sources of funds to be used by Viston in satisfying the Cash Consideration payable in respect of any Common Shares acquired under the Viston Offer; risks related to the ultimate control persons(s) of Viston; risks relating to the failure of Viston to obtain all necessary regulatory approvals in respect of the Viston Offer; the risk that the Viston Offer may be varied, accelerated or terminated in certain circumstances; risks relating to the outcome of the Viston Offer; the risk that the conditions to the Viston Offer may not be satisfied or, to the extent permitted, waived; the risk that no compelling or superior proposals will emerge; operating results; uncertainties inherent in the estimation of resources, including whether any reserves will ever be attributed to the Company's properties; since the Company's extraction technology is proprietary, is not widely used in the industry, and has not been used in consistent commercial production, the Company's bitumen resources are classified as a contingent resource because they are not currently considered to be commercially recoverable; full scale commercial production may engender public opposition; the Company cannot be certain that its bitumen resources will be economically producible and thus cannot be classified as proved or probable reserves in accordance with applicable securities laws; changes in laws or regulations; the ability to implement business strategies or to pursue business opportunities, whether for economic or other reasons; status of the world oil markets, oil prices and price volatility; oil pricing; state of capital markets and the ability of the Company to raise capital; litigation; the commercial and economic viability of the Company's oil sands hydrocarbon extraction technology, and other proprietary technologies developed or licensed by the Company or its subsidiaries, which currently are of an experimental nature and have not been used at full capacity for an extended period of time; reliance on suppliers, contractors, consultants and key personnel; the ability of the Company to maintain its mineral lease holdings; potential failure of the Company's business plans or model; the nature of oil and gas production and oil sands mining, extraction and production; uncertainties in exploration and drilling for oil, gas and other hydrocarbon bearing substances; unanticipated costs and expenses, availability of financing and other capital; potential damage to or destruction of property, loss of life and environmental damage; risks associated with compliance with environmental protection laws and regulations; uninsurable or uninsured risks; potential conflicts of interest of officers and directors; risks related to COVID-19 including various recommendations, orders and measures of governmental authorities to try to limit the pandemic, including travel restrictions, border closures, non-essential business closures, quarantines, self isolations, shelters-in-place and social distancing, disruptions to markets, economic activity, financing, supply chains and sales channels, and a deterioration of general economic conditions including a possible national or global recession; and other general economic, market and business conditions and factors, including the risk factors discussed or referred to in the Company's disclosure documents, filed with United States Securities and Exchange Commission and available at www.sec.gov (including, without limitation, its most recent annual report on Form 10-K under the Securities Exchange Act of 1934, as amended), and with the securities regulatory authorities in certain provinces of Canada and available at www.sedar.com.

Should any factor affect the Company in an unexpected manner or should assumptions underlying the forward-looking information prove incorrect, the actual results or events may differ materially from the results or events predicted. Any such forward-looking information is expressly qualified in its entirety by this cautionary statement. Moreover, the Company does not assume responsibility for the accuracy or completeness of such forward-looking information. The forward-looking information included in this press release is made as of the date of this press release, and the Company undertakes no obligation to publicly update or revise any forward-looking information, other than as required by applicable law.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

CONTACT INFORMATION

Petroteq Energy Inc.

Vladimir Podlipsky

Interim Chief Executive Officer

Tel: (800) 979-1897